Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER AND NINE MONTHS 2017 FINANCIAL RESULTS

Company posts 46th consecutive quarter of improved revenue and earnings

ATLANTA, GEORGIA, OCTOBER 25, 2017: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported unaudited financial results for its third quarter and nine months ended September 30, 2017.

The Company recorded third quarter revenues of $450.4 million, an increase of 6.2% over the prior year’s third quarter revenue of $424.0 million. Rollins’ net income increased 3.6% to $51.4 million or $0.24 per diluted share for the third quarter ended September 30, 2017, compared to $49.7 million or $0.23 per diluted share for the same period in 2016.

Rollins’ revenues rose 6.0% for the first nine months of 2017 to $1.259 billion compared to $1.188 billion for the prior year. Net income for the first nine months of 2017 was $145.4 million, an increase of 12.4%, or $0.67 per diluted share compared to $129.4 million or $0.59 per diluted share for the same period last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased with the overall revenue results our Company reported for the third quarter and first nine months of this year. For the quarter revenue increased 6.2% and 6.0% year-to-date.

We were disappointed however with the impact to profitability that Hurricane Harvey had on several of the Company’s regions: Southwest and North Texas, South Central Commercial, Oklahoma, Louisiana, and Mississippi. These areas were negatively impacted by pre-hurricane preparation, flood conditions, closed branches, and our inability to service many of our customers.

Fortunately our people were unharmed, and where appropriate we compensated them even when they were unable to work. Our Employee Relief Fund has also been beneficial to many impacted employees. Hurricane Irma followed at the end of August with a similar effect in Florida, Georgia, Alabama, Mississippi, and Louisiana.

Some good news, on August 1, 2017, we completed the acquisition of Northwest Exterminating. Northwest was established in 1951 and services approximately 120,000 customers in Georgia, Tennessee, Alabama, North Carolina and South Carolina. The purchase of this outstanding company will expand our presence in the Southeast. This acquisition provides significant opportunity for both Rollins and Northwest to grow and learn from each other. We see many benefits from this combination.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements about the Company’s expanded presence in the Southeast and the expectation of talent and benefits from the Northwest Exterminating acquisition. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2017	2016
ASSETS
Cash and cash equivalents	$113,396	$139,263
Trade accounts receivables, net	110,325	99,113
Financed receivables, net	17,208	15,984
Materials and supplies	15,380	13,787
Other current assets	26,617	31,759
Total Current Assets	282,926	299,906
Equipment and property, net	132,865	134,166
Goodwill	372,924	260,154
Customer contracts and other intangible assets, net	187,358	161,885
Deferred income taxes, net	32,491	32,749
Financed receivables, long-term, net	18,995	16,282
Other assets	18,968	16,373
Total Assets	$1,046,527	$921,515
LIABILITIES
Accounts payable	$36,195	$26,436
Accrued insurance, current	27,830	26,544
Accrued compensation and related liabilities	75,087	72,569
Unearned revenue	118,950	110,848
Other current liabilities	50,724	35,249
Total Current Liabilities	308,786	271,646
Accrued insurance, less current portion	34,014	32,443
Accrued pension	1,759	6,320
Long-term accrued liabilities	51,529	36,877
Total Liabilities	396,088	347,286
STOCKHOLDERS’ EQUITY
Common stock	217,975	217,830
Retained earnings and other equity	432,464	356,399
Total stockholders’ equity	650,439	574,229
Total Liabilities and Stockholders’ Equity	$1,046,527	$921,515

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUES
Customer services	$450,442	$423,994	$1,259,244	$1,187,863
COSTS AND EXPENSES
Cost of services provided	218,781	205,608	612,424	579,353
Depreciation and amortization	14,313	13,083	41,630	37,073
Sales, general and administrative	134,932	125,407	379,753	364,207
Gain on sale of assets, net	(66)	(52)	(179)	(720)
Interest income, net	(79)	(18)	(342)	(156)
	367,881	344,028	1,033,286	979,757
INCOME BEFORE INCOME TAXES	82,561	79,966	225,958	208,106
PROVISION FOR INCOME TAXES	31,131	30,315	80,569	78,744
NET INCOME	$51,430	$49,651	$145,389	$129,362

NET INCOME PER SHARE - BASIC AND DILUTED	$0.24	$0.23	$0.67	$0.59

Weighted average shares outstanding - basic and diluted	217,988	218,039	217,987	218,386

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter 2017 results on

Wednesday, October 25, 2017 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-830-2636 domestic;

785-424-1802 international
at least 5 minutes before start time.

REPLAY: available through November 1, 2017

Please dial 888-203-1112/719-457-0820, Passcode: 4560105

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com